Exhibit 10.1

24 October 2008

Mr William Channell Jr.

Director

Channell Bushman Pty Limited

3 Healey Circuit

HUNTINGWOOD  NSW  2148

Dear Sir

Re:  Facility Agreement - extension

We refer to the Facility Agreement (Facility Agreement) dated 3 October 2007 (and as amended by letter dated 2 May 2008) between Channell Bushman Pty Limited (Borrower), Australian Executor Trustees Limited as custodian for the Causeway Australasian Private Debt Opportunities Fund ARSN 125 168 587 (Lender) and each entity listed in schedule 1 of the Facility Agreement (Guarantors).

Unless the context requires otherwise, words and phrases defined in the Facility Agreement have the same meaning when used in this letter.  The limitation of liability provision of the Lender set out in clause 20.5 of the Facility Agreement applies to this letter as if set out in full in this letter.

This letter agreement is intended to record the terms upon which the parties to the Facility Agreement wish to amend the Facility Agreement.

The Lender agrees to extend the term of the Facility such that the Borrower will refinance and repay in full all of the Money Owing under or in connection with the Finance Documents by 30 April 2009 (the revised Termination Date).  Such refinancing will not be subject to a prepayment or other fee payable to the Lender.

This agreement to extend the term is on the following conditions:

1                 Interest Rate:

The Interest Rate is amended to be 14.0% per annum, fixed for the term.

2                 LVR:

The Lender agrees to waive the requirement for the Borrower to comply with maximum LVR of 74% (as set out more fully in the amendment letter dated 2 May 2008).

3                 Letter of Credit:

The Borrower agrees to procure a letter of credit from a bank and on terms acceptable to the Lender on 31 January 2009 for the amount under $400,000 that is not used by the Borrower in its forthcoming marketing initiative with major distributors (displays, stocking orders, media, and 60 to 90 day payment terms).

Location 5 Essex Street Sydney NSW 2000

Phone + 61 02 9270 5951 Fax + 61 02 9252 1707

ABN 72 110 962 340

4                 Other Information - Monthly Updates:

Clause 9.10(h) of the Facility Agreement is amended by inclusion of new sub-part “(8)  The Borrower agrees to provide monthly updates from Mr. Bill Channell regarding marketing and business development activities.

5                  All other terms and conditions remain unchanged

Each of the Borrower and each Guarantor confirm and ratify the Facility Agreement as amended by the letter from Bushmans dated 2 May 2008 and by this letter and confirm that the Facility Agreement as further amended by this letter continues in full force and effect.  Each Guarantor agrees and acknowledges that their guarantee and indemnity provided in connection with the Facility Agreement continues in respect of the Facility Agreement as amended by the letter from Bushmans dated 2 May 2008 and by this letter.

This letter may consist of a number of counterparts and the counterparts taken together constitute one and the same document.

This letter will be governed by, and construed in accordance with, the laws of New South Wales.

If you are in agreement with the above terms, can you please sign and date the enclosed duplicate of this letter and return it to Causeway Asset Management Limited as responsible entity for the Causeway Australasian Private Debt Opportunities Fund.

Signed for and on behalf of Causeway Asset Management Limited

/s/ Leo Leslie	/s/ Michael Davis
Leo Leslie	Michael Davis
Head of Credit	Managing Director

Signed for and on behalf of Australian Executor Trustees Limited as custodian for the Causeway Australasian Private Debt Opportunities Fund by its Authorised Representative

/s/ Phillip John Walter Joseph	/s/ Catherine McBurney

Signed for and on behalf of the Borrower and each Guarantor

/s/ William H. Channell, Jr.	/s/ George Apostolidis
Director	Director/Secretary